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                                   EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              PUMA TECHNOLOGY, INC.


         Puma Technology, Inc., a Delaware corporation (the "Corporation"), hereby certifies:

         1. That the Corporation's Board of Directors has duly adopted the following resolutions:

         RESOLVED, that Article FIRST of the Corporation's Restated Certificate of Incorporation is hereby amended to read in full as follows:

               "FIRST: The name of the Corporation is Pumatech, Inc."

         RESOLVED FURTHER, that paragraph A. of Article FOURTH of the Corporation's Restated Certificate of Incorporation is hereby amended to read in full as follows:

               "FOURTH:

         A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Eighty-Two Million (82,000,000), consisting of Eighty Million (80,000,000) shares of Common Stock, par value one-tenth of one cent ($.001) per share (the "Common Stock"), and Two Million (2,000,000) shares of Preferred Stock, par value one-tenth of one cent ($.001) per share (the "Preferred Stock")."

         2. That the proposed amendment has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 242 and 222 of the General Corporation Law of the State of Delaware and the necessary number of shares as required by statute were voted in favor of the amendment.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by its duly authorized officers on this 19th day of December, 2000.

                                        PUMA TECHNOLOGY, INC.


                                        By:     /s/ BRADLEY A. ROWE
                                             -----------------------------------
                                                Bradley A. Rowe, Chief Executive
                                                Officer and President

                                        By:     /s/ STEPHEN A. NICOL
                                             -----------------------------------
                                                Stephen A. Nicol, Secretary


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